                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           AMERUS LIFE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

March 31, 1997

Dear Shareholder:

    We are pleased to invite you to attend the 1997 Annual Meeting of Shareholders of AmerUs Life Holdings, Inc.

    As you know, this will be our first annual meeting since becoming a public company in February 1997. We had a number of milestone events during the past 12 months, and now we look forward to another landmark event with the convening of this annual meeting. We had an exciting year in 1996 and welcome the opportunity to share 1996 results as well as some of our goals for the future.

    Further information about the meeting and matters to be considered is contained in the formal notice of annual meeting and proxy statement that follow. It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will complete, sign, date and return your proxy promptly in the enclosed envelope. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

Very truly yours,

Roger K. Brooks

CHAIRMAN, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                           AMERUS LIFE HOLDINGS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 2, 1997
                            ------------------------

To the Shareholders:

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of AMERUS LIFE HOLDINGS, INC., an Iowa corporation (the "Company"), will be held on Friday, May 2, 1997, at 9:00 a.m., local time, at the Des Moines Convention Center, 501 Grand Avenue, Des Moines, Iowa, for the following purposes:

        1.  to elect three Class I directors to serve for a three year term;

        2. to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for fiscal year 1997; and

        3. to transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Shareholders of record at the close of business on March 18, 1997 are entitled to notice of, and to vote at, the annual meeting.

    All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid enclosed envelope. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By order of the Board of Directors

                                          JAMES A. SMALLENBERGER
                                          SENIOR VICE PRESIDENT AND SECRETARY

March 31, 1997

    PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                           AMERUS LIFE HOLDINGS, INC.
                                418 SIXTH AVENUE
                             DES MOINES, IOWA 50309

                            PROXY STATEMENT FOR 1997
                         ANNUAL MEETING OF SHAREHOLDERS

    The enclosed proxy is solicited on behalf of the Board of Directors of AmerUs Life Holdings, Inc. (the "Company") for use at the annual meeting of shareholders to be held on Friday, May 2, 1997, at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held at the Des Moines Convention Center, 501 Grand Avenue, Des Moines, Iowa. Shareholders of record at the close of business on March 18, 1997 will be entitled to vote at the annual meeting.

    Proxies are being solicited by the Board of Directors of the Company. The cost of preparing, printing and mailing this Proxy Statement, the accompanying notice and the enclosed proxy, and all other costs in connection with the solicitation of proxies, will be paid by the Company. If the accompanying proxy is executed and returned, the shares represented by the proxy will be voted as specified therein, but the shareholder may revoke the proxy before the meeting by mailing a signed instrument revoking the proxy to: James A. Smallenberger, Senior Vice President and Secretary, AmerUs Life Holdings, Inc., 418 Sixth Avenue, Des Moines, Iowa 50309; to be effective, a mailed revocation must be received by the Secretary on or before May 1, 1997. A shareholder may attend the meeting in person, withdraw the proxy and vote in person. This Proxy Statement is being mailed to shareholders on or about March 31, 1997. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to furnish proxy material to the beneficial owners of the Company's Class A Common Stock of whom they have knowledge and will reimburse them for their expenses for so doing. Additional solicitation may be made by letter, telephone or telecopier by officers and employees of the Company and its affiliates.

    The Company at March 18, 1997 had issued and outstanding 18,155,989 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock. Each share of common stock is entitled to one vote. There were no shares of voting preferred stock outstanding at March 18, 1997.

    The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum and will also be counted in the total number of votes present for passage of any proposal. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes"). If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the three nominees for director proposed by the Board of Directors and set forth herein, FOR the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for fiscal year 1997, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the annual meeting.

    All matters to be voted upon at the annual meeting will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL HOLDERS

    The following table sets forth the beneficial ownership as of March 18, 1997 of the Company's Class A and Class B Common Stock of each person known by the Company to own beneficially more than 5% of each such class:

                                                                                          NUMBER OF
                                                                                           SHARES
                                                                                        BENEFICIALLY    PERCENT OF
                       NAME AND ADDRESS                             CLASS OF STOCK          OWNED          CLASS
---------------------------------------------------------------  --------------------  ---------------  -----------
AmerUs Group Co. ..............................................        Class A Common     11,706,511           64%
418 Sixth Avenue
Des Moines, IA 50309

AmerUs Group Co. ..............................................        Class B Common      5,000,000          100%
418 Sixth Avenue
Des Moines, IA 50309

American Mutual ...............................................        Class A Common     11,706,511(1)        64%
Holding Company
418 Sixth Avenue
Des Moines, IA 50309

American Mutual ...............................................        Class B Common      5,000,000(1)       100%
Holding Company
418 Sixth Avenue
Des Moines, IA 50309

------------------------

(1) Indirect beneficial owner due to ownership of 100% of the capital stock of AmerUs Group Co.

DIRECTORS AND OFFICERS

    The following table sets forth the beneficial ownership of the Company's Class A Common Stock as of March 18, 1997 of each of the directors, the executive officers named in the Summary Compensation Table on page 7, and all directors and executive officers as a group (which includes executive officers not named in the Summary Compensation Table). No director or executive officer beneficially owned 1% or more of the Company's Class A Common Stock as of such date. The percentage of Class A Common Stock owned by all directors and officers as a group as of such date was .19%. No shares of Class B Common Stock were owned by any director or executive officer of the Company as of such date.

NAME                                                                                   NUMBER OF SHARES
-------------------------------------------------------------------------------------  -----------------
Roger K. Brooks(1)(2)................................................................          5,000
D T Doan(1)(2).......................................................................          5,000
Thomas C. Godlasky(1)(2).............................................................          5,000
Sam C. Kalainov(1)(2)(3).............................................................          5,000
Michael E. Sproule(1)(2).............................................................          5,000
John R. Albers(2)(4).................................................................              0
Malcolm Candlish(2)(4)...............................................................              0
Maureen M. Culhane(4)................................................................              0
Thomas F. Gaffney(2)(4)..............................................................              0
Ilene B. Jacobs(4)...................................................................              0
John W. Norris, Jr.(2)(4)............................................................              0
Jack C. Pester(2)(4).................................................................              0
John A. Wing(4)......................................................................              0
Directors and executive officers as a group (15 persons).............................         35,000

------------------------

(1) Share ownership reflects the purchase of 5,000 shares in the individual's capacity as a policyowner in the Company's subscription offering to policyowners of the Company's subsidiary, AmerUs Life Insurance Company, which was completed on February 3, 1997. Under regulations promulgated by the Iowa Insurance Division, except for shares purchased in the subscription offering in their capacities as policyowners, directors and officers are prohibited from purchasing shares of the Company's common stock for a period of six months following the first date on which the Company's Class A Common Stock was publicly traded, which occurred on January 28, 1997.

(2) Mr. Brooks, Mr. Doan, Mr. Kalainov, Mr. Albers, Mr. Candlish, Mr. Gaffney, Mr. Norris and Mr. Pester are directors of AmerUs Group Co., which owns 11,706,511 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock, and of American Mutual Holding Company ("AMHC") , which beneficially owns such shares through its 100% ownership of the capital stock of AmerUs Group Co. In addition, Mr. Brooks is the President and Chief Executive Officer of AmerUs Group Co. and AMHC, Mr. Doan is Vice Chairman of AmerUs Group Co. and AMHC, Mr. Godlasky is Executive Vice President and Chief Investment Officer of AmerUs Group Co. and AMHC, Mr. Kalainov is Chairman of AmerUs Group Co. and AMHC and Mr. Sproule is Executive Vice President and Chief Financial Officer of AmerUs Group Co. and AMHC. All of the foregoing persons have disclaimed beneficial ownership of all shares of the Company's common stock which are beneficially owned by AmerUs Group Co. or AMHC.

(3) All shares reported are owned by Mr. Kalainov's spouse.

(4) Under regulations promulgated by the Iowa Insurance Division, directors and officers are prohibited from purchasing shares of the Company's common stock for a period of six months following the first date on which the Company's Class A Common Stock was publicly traded, which occurred on January 28, 1997.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is presently composed of eleven members, divided into three classes. Each class serves for three years on a staggered-term basis.

    The terms of the following Class I directors expire at the annual meeting to be held on May 2, 1997: Malcolm Candlish, Sam C. Kalainov and John W. Norris, Jr. The Board of Directors is nominating Messrs. Candlish, Kalainov and Norris for reelection at the 1997 annual meeting to fill the Class I positions on the Board. The directors elected at the 1997 annual meeting will hold office until the annual meeting in 2000 or until their successors are duly elected and qualified. Unless otherwise instructed by the shareholders, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them for the election of the nominees named in the "Nominees for Directors" table. However, if any of the nominees shall not be a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to happen), it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors.

    The following paragraphs set forth the principal occupation of, and certain other information relating to, each director for the last five years. Directors who are nominees for election at the 1997 annual meeting are listed first.

    MALCOLM CANDLISH - Nominee - Osprey, Florida.
Chairman of First Alert, Inc., Chicago, Illinois since October 1996. Previous positions with First Alert include Chairman, President and Chief Executive Officer from May 1996 to October 1996 and Chairman and Chief Executive Officer from December 1992 to May 1996. From 1989 to 1992, Mr. Candlish was the Chairman and Chief Executive Officer of Sealy, Inc. He is a director of American Mutual Holding Company, AmerUs Group Co., AmerUs Life Insurance Company, the Company's principal subsidiary, ("AmerUs Life") and Black & Decker Corporation. Mr. Candlish has been a director of the Company since its formation in August 1996. From February 1987 to June 1996 he was a director of American Mutual Life Insurance Company ("AML"), the predecessor to AmerUs Life. His current term expires May 2, 1997. He is 61 years of age.

    SAM C. KALAINOV - Nominee - Des Moines, Iowa.
Chairman of American Mutual Holding Company and AmerUs Group Co. since September 1996. Mr. Kalainov was Chairman of AmerUs Life from December 1994 until September 1996 and was Chairman and Chief Executive Officer of one of the predecessors of AML ("Old AML") from 1983 to December 1994. He is a director of American Mutual Holding Company, AmerUs Group Co. and AmerUs Life. Mr. Kalainov has been a director of the Company since its formation in August 1996. From 1972 to June 1996 he was a director of AML. His current term expires May 2, 1997. He is 66 years of age.

    JOHN W. NORRIS, JR. - Nominee - Dallas, Texas.
Chairman and Chief Executive Officer of Lennox International, Inc., Dallas, Texas. He is a director of American Mutual Holding Company, AmerUs Group Co., AmerUs Life and ATMOS Energy Corporation. Mr. Norris has been a director of the Company since its formation in August 1996. From November 1974 to June 1996 he was a director of AML. His current term expires May 2, 1997. He is 61 years of age.

THE FOLLOWING DIRECTORS SERVE FOR TERMS THAT EXPIRE AFTER 1997:

    JOHN R. ALBERS - Dallas, Texas.
President and Chief Executive Officer of Fairfield Enterprises, Inc., Dallas, Texas since April 1995 and Chairman, Chief Executive Officer and President of Dr. Pepper/Seven-Up Companies, Dallas, Texas from August 1988 to April 1995. Mr. Albers is a director of American Mutual Holding Company, AmerUs Group Co., AmerUs Life, Recovery Engineering, Inc. and First Alert, Inc. He is also a director of AMAL Corporation ("AMAL"), a 34%-owned joint venture between AmerUs Life and Ameritas Life Insurance Corp. Mr. Albers has been a director of the Company since its formation in August 1996. From

November 1983 to June 1996 he was a director of AML. His current term expires May 8, 1998. He is 65 years of age.

    ROGER K. BROOKS - Des Moines, Iowa.
Chairman, President and Chief Executive Officer of the Company since its formation in August 1996 and Chief Executive Officer of AmerUs Life since December 1994. Previous positions with AmerUs Life include Chairman and Chief Executive Officer from 1992 to 1994 and President and Chief Executive Officer from 1975 to 1992. He is a director of AMAL, American Mutual Holding Company, AmerUs Group Co. and AmerUs Life. Mr. Brooks has been a director of the Company since its formation in August 1996. From February 1971 to June 1996 Mr. Brooks was a director of AML. His current term expires May 7, 1999. He is 59 years of age.

    MAUREEN M. CULHANE - Chicago, Illinois.
Vice President of Finance and Treasurer of Sara Lee Corporation since 1993. Partner, Richards & Tierney from 1990 to 1993 and Vice President, Investment Banking - Financial Institutions, Goldman Sachs & Co. from 1985 to 1990. Ms. Culhane has been a director of the Company since February 1997. Her current term expires May 7, 1999. She is 48 years of age.

    D T DOAN - Des Moines, Iowa.
Vice Chairman of the Company since its formation in August 1996 and Vice Chairman and President- Life Operations of AmerUs Life since October 1995. Previous positions with AmerUs Life include Vice Chairman from December 1994 to October 1995, President - Insurance Operations from 1992 to 1994 and Executive Vice President - Corporate from 1987 to 1992. Mr. Doan has announced his intention to retire from his position as President-Life Operations of AmerUs Life effective March 31, 1997. His duties in such capacity will be assumed by Roger K. Brooks. Mr. Doan is a director of AMAL Corporation, American Mutual Holding Company, AmerUs Group Co. and AmerUs Life. He has been a director of the Company since its formation in August 1996. From December 1994 to June 1996 Mr. Doan served as a director of AML. His current term expires May 8, 1998. He is 64 years of age.

    THOMAS F. GAFFNEY - Tierra Verde, Florida.
Private investor since 1990. Mr. Gaffney is a director of American Mutual Holding Company, AmerUs Group Co. and AmerUs Life. Mr. Gaffney has been a director of the Company since its formation in August 1996. From November 1983 to June 1996 Mr. Gaffney served as a director of AML. His current term expires May 8, 1998. He is 51 years of age.

    ILENE B. JACOBS - Maynard, Massachusetts.
Vice President, Business Development - Office of Chairman of Digital Equipment Corporation since 1996. From 1985 to 1996, Vice President and Treasurer of Digital Equipment Corporation. Ms. Jacobs has been a director of the Company since February 1997. She is also a director of Little Switzerland, Inc. and Arkwright Mutual Insurance Co. Her current term expires May 8, 1998. She is 49 years of age.

    JACK C. PESTER - Houston, Texas.
Senior Vice President of The Coastal Corporation. He is a director of American Mutual Holding Company, AmerUs Group Co., AmerUs Life and KFX, Inc. Mr. Pester has been a director of the Company since its formation in August 1996. He also was a director of Old AML from May 1981 to December 1994. From December 1994 to June 1996 Mr. Pester served as a director of AML. His current term expires May 7, 1999. He is 62 years of age.

    JOHN A. WING - Chicago, Illinois.
Chairman and Chief Executive Officer of ABN AMRO Chicago Corporation. Mr. Wing is a director of AmerUs Life and The Chicago Board Options Exchange. His current term expires May 7, 1999. Mr. Wing has been a director of the Company since its formation in August 1996. From May 1991 to June 1996 he was a director of AML. He is 61 years of age.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED HEREIN.

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors meets on a regularly scheduled basis. The Board of Directors met on two occasions during 1996 subsequent to the Company's incorporation in August. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served.

    The Board of Directors has assigned certain responsibilities to committees. The Audit Committee recommends the appointment of the independent public accountants, reviews the scope of the audits recommended by the independent public accountants, reviews internal audit reports on various aspects of corporate operations and consults with the independent public accountants on a periodic basis on matters relating to internal financial controls and procedures. The Audit Committee, which did not meet during 1996, is composed of Thomas F. Gaffney (Chairman), Maureen M. Culhane, Jack C. Pester and John A. Wing.

    The Affiliate Transactions Committee reviews transactions between the Company and its affiliates. The Affiliate Transactions Committee, which was formed in February of 1997, is composed of Maureen M. Culhane, Ilene B. Jacobs and John A. Wing.

    The Board Operations Committee reviews the organization and operation of the Board of Directors and recommends nominees for membership on the Board of Directors. The Board Operations Committee, which met once during 1996, is composed of Malcolm Candlish (Chairman), John R. Albers and Jack C. Pester.

    The Finance and Strategy Committee reviews the management of the Company's financial resources and the impact of such management on the Company's long-term objectives and plans. The Finance and Strategy Committee, which was formed in February of 1997, is composed of John W. Norris, Jr. (Chairman), Malcolm Candlish, Thomas F. Gaffney and Ilene M. Jacobs.

    The Human Resources Committee reviews and approves the compensation of employees above a certain salary level, reviews management proposals relating to incentive compensation and benefit plans and administers compensation plans presently in effect. The Human Resources Committee, which did not meet during 1996, is composed of John R. Albers (Chairman), Malcolm Candlish, Ilene B. Jacobs and John W. Norris, Jr.

    The Investment Committee oversees the Company's investments and investment policy. The Investment Committee, which was formed in February of 1997, is composed of John A. Wing (Chairman), Maureen M. Culhane and Thomas F. Gaffney.

    The Executive Committee exercises the authority of the Board of Directors from time to time and exercises the authority of the Board between meetings of the Board of Directors. The Executive Committee, which was formed in February of 1997, is composed of Roger K. Brooks (Chairman), Thomas F. Gaffney and John W. Norris, Jr.

                    EXECUTIVE OFFICER/DIRECTOR COMPENSATION

EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

    None of the officers listed below received any compensation during 1995 or 1996 from the Company. All compensation received, earned or accrued by such officers has been from AmerUs Life.

    The following Summary Compensation Table sets forth certain information concerning compensation for services rendered in all capacities awarded or paid by the Company (including compensation paid by AmerUs Life) to its Chief Executive Officer and the other named executive officers (collectively, the "Named Executive Officers") during the years ended December 31, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL
                                                           COMPENSATION
               NAME AND                               ----------------------      LTIP           ALL OTHER
          PRINCIPAL POSITION             FISCAL YEAR  SALARY($)  BONUS(A)($)  PAYOUTS(B)($)  COMPENSATION(C)($)
---------------------------------------  -----------  ---------  -----------  -------------  ------------------
Roger K. Brooks .......................        1996     455,000     415,000       290,400          90,446
  Chairman, President and Chief                1995     440,000     300,000       352,000            --
  Executive Officer of the Company and
  Chairman of AmerUs Life
D T Doan ..............................        1996     287,500     150,000       113,400          39,859
  Vice Chairman of the Company and             1995     275,000     132,500       137,600            --
  President of AmerUs Life
Thomas C. Godlasky ....................        1996     262,500     110,000       103,070          26,202(D)
  Executive Vice President and Chief           1995     239,600                   125,000         204,000
  Investment Officer of the Company and
  AmerUs Life
Michael E. Sproule ....................        1996     262,500     200,000       103,070          24,921
  Executive Vice President and Chief           1995     250,000     200,000       125,000            --
  Financial Officer of the Company and
  AmerUs Life
Sam C. Kalainov .......................        1996     455,000     215,000       290,400          33,604
  Former Chairman (E)                          1995     440,000     300,000       352,000            --

------------------------

(A) Pursuant to the Management Incentive Plan. Bonuses indicated were earned in 1995 and 1996 and were payable in 1996 and 1997, respectively. In addition to bonuses paid under the Management Incentive Plan, Mr. Brooks and Mr. Sproule received one-time discretionary bonuses for 1996 of $200,000 and $100,000, respectively, for their services in connection with the Company's initial public offering of its Class A Common Stock.

(B) Long term incentive compensation pursuant to the Performance Share Plan (the "LTIP"). LTIP payouts indicated were earned in 1995 and 1996 and were payable in 1996 and 1997, respectively.

(C) Amounts shown as "Other Compensation" for 1996 are comprised of the items set forth in the table below. Except for Mr. Godlasky, de minimis benefits and perquisites were paid in 1995.

                                                  QUALIFIED PLAN                        SUPPLEMENTAL EXECUTIVE
                                  -----------------------------------------------          RETIREMENT PLAN
                                                                       INTERIM     --------------------------------
                                  401(K) MATCHING       BASIC          BENEFIT         BASIC       INTERIM BENEFIT
                                   CONTRIBUTION     CONTRIBUTION     SUPPLEMENT    CONTRIBUTION      SUPPLEMENT
                                  ---------------  ---------------  -------------  -------------  -----------------
Roger K. Brooks.................     $   7,500        $   6,000          13,065         20,104           43,777
D T Doan........................         7,500            6,000           5,145         11,421            9,793
Thomas G. Godlasky..............         7,500            6,000          --             12,702           --
Michael E. Sproule..............         7,500            6,000          --             11,421           --
Sam C. Kalainov.................         7,500            6,000          --             20,104           --

(D) The amount shown reflects payment of a $204,000 sign-on bonus of which a pro-rata portion is repayable in the event of termination during the initial 36 months of employment.

(E) Mr. Kalainov served as Chairman of AmerUs Life until September 1996. In August 1996, Mr. Kalainov became Chairman of AMHC and AmerUs Group. Mr. Kalainov is no longer an officer of the Company.

MANAGEMENT INCENTIVE PLAN

    AmerUs Life sponsors a Management Incentive Plan ("MIP") for officers and key management employees of the Company and its subsidiaries. On an annual basis, AmerUs Life establishes various and distinct goals for its executives and key managers. Goals generally relate to objectives such as increased revenue, expense levels and earnings. Attainment of individual and AmerUs Life goals can generate payment of cash bonuses ranging from 15% to 70% of an executive's base salary. Payment of these annual incentives is approved by the Board of Directors of AmerUs Life and made in a separate lump-sum on or before the end of February of the ensuing year.

LONG-TERM INCENTIVE COMPENSATION PLAN

    AmerUs Life established a long-term incentive compensation Performance Share Plan effective January 1, 1995 (the "LTIP"). Under the LTIP, the Human Resources Committee of the AmerUs Life Board of Directors has the authority to grant Performance Shares to eligible employees on such dates as the Human Resources Committee shall determine. Performance Shares which were granted to the Named Executive Officers under the LTIP during 1996 are shown in the following table.

                       LONG-TERM INCENTIVE PLANS - AWARDS
                              FOR FISCAL YEAR 1996

                                                                                     ESTIMATED FUTURE PAYOUTS UNDER
                                                                  PERFORMANCE OR       NON-STOCK PRICE-BASED PLANS
                                              NUMBER OF SHARES,    OTHER PERIOD    -----------------------------------
                                               UNITS OR OTHER    UNTIL MATURATION   THRESHOLD    TARGET
                                                  RIGHTS(#)         OR PAYOUT          ($)         ($)     MAXIMUM ($)
                                              -----------------  ----------------  -----------  ---------  -----------
Roger K. Brooks.............................          3,520         1/96 - 12/98      176,000     352,000     704,000

D T Doan....................................          1,375         1/96 - 12/98       68,750     137,500     275,000

Thomas C. Godlasky..........................          1,250         1/96 - 12/98       62,500     125,000     250,000

Michael E. Sproule..........................          1,250         1/96 - 12/98       62,500     125,000     250,000

Sam C. Kalainov.............................          3,520         1/96 - 12/98      176,000     352,000     704,000

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The Internal Revenue Code of 1986, as amended (the "Code"), was amended in 1993, adding Section 162(m), which establishes limits on the extent to which compensation of a corporation's executives may be deducted by the employer corporation. Compensation that is "performance-based," as that term is defined in Section 162(m) and the regulations thereunder, is not subject to these deductibility limits. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Human Resources Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Human Resources Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

STOCK INCENTIVE PLAN

    On September 15, 1996, the Company's Board of Directors adopted the AmerUs Life Holdings, Inc. Stock Incentive Plan (the "Stock Plan"). The Stock Plan was approved by the Company's sole shareholder and became effective on December 4, 1996. The purpose of the Stock Plan is to enable the Company to attract and retain employees who will contribute to the Company's long-term success by enabling such employees to participate in the long-term success and growth of the Company through an equity interest in the Company.

    The Stock Plan provides for the grant of options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards. To date, no options or other awards have been granted under the Stock Plan and, consistent with rules promulgated by the Iowa Insurance Division, no options or awards will be granted by the Company during the six-month period following the first date on which the Company's Class A Common Stock was publicly traded, which occurred on January 28, 1997.

SAVINGS AND PROFIT SHARING PLANS

    Each of the Named Executive Officers participates in the All*AmerUs Savings & Retirement Plan for Employees of AML (the "Savings & Retirement Plan"), a profit sharing plan containing a qualified cash or deferred arrangement and the All*AmerUs Supplemental Executive Retirement Plan (the "Supplemental Plan"). Each of the Named Executive Officers also has a frozen benefit under either the American Mutual Life Insurance Company Employees' Pension Plan (the "AML Employees' Frozen Pension Plan") or the American Mutual Life Insurance (formerly Central Life Assurance) Company Pension Plan (the "AML (formerly Central Life) Frozen Pension Plan") (the AML Employees' Frozen Pension Plan and the AML (formerly Central Life) Frozen Pension Plan are hereinafter sometimes collectively referred to as the "Frozen Pension Plans"). Certain of the Named Executive Officers additionally have a frozen benefit under the American Mutual Life Insurance Company Supplemental Executive Retirement Plan (the "AML Frozen SERP").

    The employer will contribute 4% of each eligible participating employee's compensation as of the end of a plan year in accordance with the provisions of the Saving and & Retirement Plan ("Basic Contributions"). In addition, the employer will make a matching contribution of 125% of an employee's before tax contribution, up to a maximum of 4% of an employee's compensation ("Matching Contributions").

    The employer may also contribute, on behalf of each participating employee who was, as of December 31, 1995, an active participant in either Frozen Pension Plan, a certain percentage of such employee's compensation ("Interim Benefit Supplement") in order to make up any shortfall between the amount to which such employee would have been entitled under either of the Frozen Pension Plans as compared to such employee's projected benefits under the Savings & Retirement Plan. The amount of the Interim Benefit Supplement made on behalf of any eligible employee is reduced by any discretionary profit sharing contribution allocated to such employee under the Savings & Retirement Plan.

FROZEN PENSION PLANS

    Prior to January 1, 1996, AmerUs Life maintained the Frozen Pension Plans, which were qualified under Section 401(a) of the Code. The benefits under both such plans were curtailed as of December 31, 1995 and the Frozen Pension Plans were merged into the surviving American Mutual Life Insurance Company Pension Plan (the "Surviving AML Pension Plan"). Retirement benefits under the predecessor AML Employees' Frozen Pension Plan were based primarily on an employee's years of service and compensation during the highest five consecutive plan years of employment or the last 60 months, if greater, as of December 31, 1995; retirement benefits under the predecessor AML (formerly Central Life) Frozen Pension Plan were based primarily on an employee's years of service and career compensation as of December 31, 1995. All employees' frozen accrued benefits as of December 31, 1995 are fully vested.

    Prior to January 1, 1996, AmerUs Life also maintained the AML Frozen SERP and a supplemental retirement plan for certain former employees of Central Life Assurance Company, one of the predecessors to AmerUs Life (the "Central Life Frozen SERP"), which plans were similar in operation to the Supplemental Plan currently in effect. The benefits under these plans were also curtailed as of December 31, 1995.

    The following table sets forth the frozen accrued monthly benefits payable as a straight life annuity to each of the Named Executive Officers under the Surviving AML Pension Plan, including the AML Frozen SERP and the Central Life Frozen SERP, assuming retirement at age 65 (current normal retirement age):

                                 PENSION TABLE
                            FROZEN ACCRUED BENEFITS

NAME                                                                                              MONTHLY BENEFITS
------------------------------------------------------------------------------------------------  ----------------
Roger K. Brooks.................................................................................    $   27,550
D T Doan........................................................................................        15,640
Thomas C. Godlasky..............................................................................           321
Michael E. Sproule..............................................................................         1,360
Sam C. Kalainov.................................................................................        37,788(1)

------------------------

(1) Included in this amount is $15,411 in monthly benefits due under the terms of an Employment Agreement, dated February 1, 1995, between AML and Sam C. Kalainov. See "--Employment Agreement."

EMPLOYMENT AGREEMENT

    AmerUs Life entered into an employment agreement (the "Employment Agreement") with Mr. Kalainov, dated February 1, 1995, under which he served as the Chairman of the Board of Directors of AmerUs Life and Chairman of AmerUs Life's Charitable Foundation. The term of the Employment Agreement was to continue until May 15, 2000, but could expire earlier if Mr. Brooks ceased to perform the duties of Chief Executive Officer of AmerUs Life. If Mr. Kalainov's service as Chairman was terminated prior to May 15, 2000, AmerUs Life was required to execute a consulting contract with him pursuant to which, among other things, AmerUs Life was obligated to pay the difference between the benefits Mr. Kalainov received under AmerUs Life's pension plans and the sum of his base salary plus incentive compensation for the preceding 12 months. The Employment Agreement provided that Mr. Kalainov would serve as Chairman of the Foundation until May 15, 2000.

    Pursuant to the Employment Agreement, Mr. Kalainov received the annual salary and incentive compensation described in the Summary Compensation Table. Mr. Kalainov participated in AmerUs Life's employee benefit plans and was also entitled to certain perquisites and other incidental expenses. Mr. Kalainov was also entitled to certain retirement benefits and health insurance coverage upon his retirement. In December 1996 Mr. Kalainov's employment agreement was terminated by mutual agreement and Mr. Kalainov entered into an employment agreement with AmerUs Group.

DIRECTOR COMPENSATION

CASH COMPENSATION

    For their services on the Board, non-employee directors are paid $10,000 per year and $2,000 for each meeting attended. The chairman of each of the Audit, Board Operations, Finance and Strategy, Investment and Human Resources Committees receives an additional $2,000 per year. Members of the Affiliate Transactions Committee receive an additional $16,000 per year for services on such committee.

NON-EMPLOYEE DIRECTOR STOCK PLAN

    On September 15, 1996, the Company's Board of Directors adopted the AmerUs Life Non-Employee Director Stock Plan (the "Director Plan"). The Director Plan was approved by the Company's sole shareholder and became effective on December 4, 1996. The purpose of the Director Plan is to provide stock-based compensation to eligible non-employee Directors of the Company in order to encourage a high level of Director performance and to provide non-employee Directors with a proprietary interest in the Company's success.

    The Director Plan provides for grants of restricted shares of the Company's Class A Common Stock ("Restricted Shares") and for the grant of options to purchase shares of Class A Common Stock. To date, no Restricted Shares or options have been granted and, consistent with rules promulgated by the Iowa Insurance Division, no Restricted Shares or options will be granted under the Director Plan during the six-month period following the first date on which the Company's Class A Common Stock was publicly traded, which occurred on January 28, 1997.

    The Director Plan is administered by the Human Resources Committee. The total number of shares of Class A Common Stock reserved and available for distribution under the Director Plan is 150,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

    Each Non-Employee Director of the Company is eligible to participate in the Director Plan. A "Non-Employee Director" for this purpose means Directors who are not officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise employed, or a consultant to, the Company or any of its affiliates, and who is an outside director under Section 1.162-27(e)(3) of the regulations promulgated under the Code.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Human Resources Committee (the "Committee") presently consists of Messrs. Albers, Candlish and Norris and Ms. Jacobs, none of whom is an employee of the Company. As part of its duties, the Committee reviews compensation levels of executive officers, evaluates management performance and administers the Company's Management Incentive Plan, Long-Term Incentive Plan and Stock Option Plan. The Committee is assisted by the Company's Human Resources personnel, and from time to time by compensation consulting firms which supply the Committee statistical data and other executive compensation information to permit the Committee to compare the Company's compensation policies against compensation levels nationwide and against programs of other companies of similar size in the Company's industry and geographic area.

    The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short- and long-term strategic goals, to link executive compensation and shareholder interests through Company performance- and equity-based plans, and to recognize individual contributions to Company performance.

    Compensation for the Company's executive officers consists of three principal elements; base salary, annual incentive, and long-term incentive. Stock options, stock appreciation rights and restricted stock awards may also be offered. The combination and relative weighting of these elements reflect the Committee's belief that executive compensation should be closely tied to the Company's profitability.

BASE SALARY

    Executive officer salaries are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on statistical data provided by the Company's compensation consultants. Executive officer base salaries are targeted at or below the 50th percentile established by such data in order to place a greater emphasis on Company performance-based components of the compensation package. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in market conditions and individual performance and responsibilities. Base compensation for Mr. Roger
K. Brooks, the Company's Chairman, President and Chief Executive Officer, was increased from $440,000 in fiscal 1995 to $455,000 for fiscal 1996, and from $455,000 to $480,000 for fiscal 1997.

ANNUAL INCENTIVE

    The Company's annual incentive program acknowledges Company and individual performance. Awards under the annual program can be paid only if the Company achieves certain pre-approved targets agreed to by the Committee. The annual program is intended to bring the executives' total cash compensation (base salary and annual incentive) to the 50th percentile established by reference to the statistical data discussed above when all Company profitability and individual performance criteria are met. In those circumstances where performance is superlative, the total cash compensation could exceed the 50th percentile.

    For fiscal 1996, each executive's target bonus under the management incentive program was based on a percentage of the executive's base salary. Once eligibility was established, actual awards are adjusted at the Committee's discretion for individual performance and other Company performance criteria. Based on results of the Company against the pre-determined targets, an award was granted for 1996 performance of $215,000 to Mr. Brooks. In addition, Mr. Brooks received a one-time discretionary bonus of $200,000 for his services in connection with the Company's initial public offering of its Class A Common Stock.

LONG-TERM INCENTIVE

    The Company has established two separate long-term incentive plan programs--a Long-Term Incentive Plan based on strategic performance and a Stock Option Plan designed to align the interests of executive officers with those of the Company's shareholders. Under the Company's Stock Option Plan, stock options, stock appreciation rights or restricted stock awards may be granted to executive officers and other key employees of the Company and AmerUs Life. Upon joining the Company, an individual's initial grant will be based on the individual's responsibilities and position and upon information provided by the Company's compensation consultants. Therefore, the size of any annual award will be based primarily on an individual's responsibilities and the individual's performance and position with the Company. All stock options granted to the Company's executive officers will be granted with an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of grant and will generally vest over four years. Vesting will be designed to encourage the creation of shareholder value over the long term since no benefit will be realized from the stock option grant unless the price of the Class A Common Stock rises over a number of years. No options, stock appreciation rights or restricted stock awards have been granted to date.

    The Long-Term Incentive Plan was implemented in January 1995 for certain senior executive officers of the Company. The plan is designed to align the executives' interests and reward them based on growth of the Company's cumulative GAAP Net Worth. Notional shares with a value of $100 as of January 1995 and 1996 were granted based on a percentage of base salary tied to competitive industry market data provided by compensation consultants. This plan will continue to grant shares on a limited basis to the Company's senior executive officers in conjunction with the Stock Option Plan. Payout in 1997 under the Long-Term Incentive Plan formula (based upon fiscal year 1995 and 1996 combined results of operations) was $290,400 for Mr. Brooks.

    Other elements of executive compensation include participation in a Company-wide medical and insurance benefits plan, and the ability to defer compensation pursuant to a 401(k) plan. The Company presently makes matching contributions for all participants in the 401(k) plan subject to a maximum Company match of 5% for the first 4% of salary deferral. Additionally, a core contribution of 4% of base salary plus annual incentive is contributed to all participants' accounts.

    Mr. Brooks receives no other material compensation or benefits not provided to all executive officers.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          HUMAN RESOURCES COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          John R. Albers, Chairman

                                          Malcolm Candlish

                                          Ilene B. Jacobs

                                          John W. Norris, Jr.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

    AmerUs Life is a wholly-owned direct subsidiary of the Company. The Company is a direct subsidiary of AmerUs Group Co. ("AmerUs Group"), which in turn is a wholly-owned direct subsidiary of AMHC. As a result of such ownership, AMHC, AmerUs Group, the other subsidiaries of AmerUs Group and the Company and its subsidiaries, including AmerUs Life, have a variety of relationships, certain of which are summarized below. Management believes that the terms of the agreements and transactions described herein are on a basis no less favorable than could be obtained from unaffiliated third parties. As used herein, "AmerUs Affiliated Group" means AMHC and its direct and indirect subsidiaries now or hereafter existing, other than the Company and its subsidiaries.

OWNERSHIP OF VOTING INTERESTS OF THE COMPANY

    AMHC is required by Iowa law to own, directly or indirectly through one or more intermediate holding companies, shares of capital stock of the Company which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock at a shareholders' meeting of the Company. All of the issued and outstanding shares of the Company's Class B Common Stock are owned by AmerUs Group, a wholly-owned subsidiary of AMHC and the Company's immediate parent. Additionally, the Company's Articles of Incorporation provide that no shares of its Class B Common Stock may be owned by any person other than AMHC, a subsidiary of AMHC or another mutual insurance holding company or intermediate holding company as expressly authorized by Iowa law or by the Iowa Commissioner. Any proposed amendments to the Company's Articles of Incorporation are subject to approval by the Iowa Commissioner and the Iowa Attorney General.

INTERCOMPANY AGREEMENT

    AMHC, AmerUs Group and the Company entered into an Amended and Restated Intercompany Agreement dated as of December 1, 1996 (the "Intercompany Agreement"). Pursuant to the Intercompany Agreement, AmerUs Group and certain members of the AmerUs Affiliated Group agreed to, among other things, the following: (i) the grant to the Company and certain of its subsidiaries of a non-exclusive, revocable license to use the AmerUs name and certain trademarks solely in connection with the Company's life insurance business and activities related to such life insurance business; (ii) the indemnification by the Company of members of the AmerUs Affiliated Group and each of their respective officers, directors, employees and agents against certain losses; (iii) the grant by the Company to certain members of the AmerUs Affiliated Group of registration rights with respect to the Class A Common Stock owned by such entities; (iv) the grant of equity purchase rights, under certain conditions, to certain members of the AmerUs Affiliated Group; (v) the agreement by the Company to pay certain costs associated with its formation and related transactions; and (vi) the agreement by the Company to provide to the AmerUs Affiliated Group certain management and administrative services with respect to aspects of the business and affairs of the AmerUs Affiliated Group in exchange for payment by AmerUs Group to the Company of $2.0 million per year in consideration for such services.

AGREEMENTS INVOLVING REAL ESTATE

    AmerUs Life has entered into asset and property management contracts with AmerUs Properties, Inc., a direct subsidiary of AmerUs Group and a member of the AmerUs Affiliated Group ("API"). Pursuant to such agreements, API provides asset and property management services to AmerUs Life with respect to certain real estate owned by AmerUs Life. The total expenses incurred by AmerUs Life pursuant to such agreements equaled approximately $1,108,000 for the year ended December 31, 1996.

    AmerUs Life, as lessor, entered into leases of business property with various members of the AmerUs Affiliated Group. These leases have varying terms which call for combined monthly rentals of $36,000.

These leases were assigned to API during 1996 as part of a restructuring and capital contribution (the "Capital Contribution") which preceded the Company's initial public offering.

    Total rental income earned by the Company under all agreements with members of the AmerUs Affiliated Group was approximately $474,000 for the year ended December 31, 1996.

    The Company entered into lease agreements with API during 1996 because the facilities occupied by the Company as its executive and home offices were transferred to API in connection with the Capital Contribution. The lease agreements will require monthly payments of $143,000 on a net basis for a period of 5 years.

    AmerUs Life paid rentals to AmerUs Bank, a subsidiary of AmerUs Group Co. and member of the AmerUs Affiliated Group ("AmerUs Bank"), of $24,000 for the year ended December 31, 1996, under the terms of a lease agreement which expired in 1996.

    AmerUs Life has entered into various limited partnership and joint venture agreements in which API or an affiliate serves as general partner. AmerUs Life contributed portions of its joint venture interests to API and sold several of these partnership interests to newly formed partnerships in which API has an interest. Total proceeds from these sales were $1,638,000 for the year ended December 31, 1996. After such sales, AmerUs Life purchased a 9.75% limited partnership interest in one of the newly formed partnerships for $2,160,000, of which $1,944,000 had been contributed as of December 31, 1996. In addition, AmerUs Life agreed to make loans to the newly formed partnerships in the aggregate amount of up to $27,566,000, of which $26,566,000 had been loaned and was outstanding as of December 31, 1996.

    AmerUs Life has also entered into agreements with various partnerships in which API has an interest pursuant to which AmerUs Life is obligated to make future capital contribution to such partnerships of up to $10,473,000.

    As of December 31, 1996, AmerUs Life had a total investment of $18,557,000 in various partnerships and joint ventures in which API had an interest.

LOAN SERVICING AGREEMENTS

    AmerUs Life has entered into various loan servicing agreements with members of the AmerUs Affiliated Group. The total expenses incurred by AmerUs Life for such services were approximately $1,420,000 for the year ended December 31, 1996.

    AmerUs Life has also entered into various loan servicing agreements with AmerUs Bank. Pursuant to such agreements, AmerUs Life services certain nonresidential mortgage loans on behalf of AmerUs Bank. The total revenues earned by AmerUs Life for such services were approximately $28,000 for the year ended December 31, 1996.

OTHER SERVICE AGREEMENTS

    AmerUs Life has entered into various miscellaneous services agreements with members of the AmerUs Affiliated Group. Pursuant to such agreements, AmerUs Life provides certain communications, tax, legal, accounting, internal audit, administrative and data processing services to such other parties to the agreements, as requested. The aggregate revenues earned for services performed by AmerUs Life in accordance with such agreements were approximately $7,162,000 for the year ended December 31, 1996.

PURCHASE OF LOANS AND SECURITIZATION

    AmerUs Life has entered into a purchase agreement with AmerUs Bank, dated as of June 28, 1996, pursuant to which AmerUs Life acquired an HEL Asset-Backed Class A Note (the "Note") and Class R Certificate Series 1996-1 (the "Certificate"). The Note has a face amount of $43,715,845 and pays interest at the rate of 8.35% per annum. The Certificate has a face amount of $3,039,069 and pays interest at the rate of 16.81% per annum. The Note and Certificate are backed by the assets of the AB Home Equity Loan Trust (the "AB Trust"), which consist of approximately $47 million of second mortgage loans. Pursuant to a Pooling and Servicing Agreement, dated as of June 28, 1996 (the "Pooling and Servicing Agreement"), between AmerUs Bank and Boatmen's Trust Company ("Boatmen's"), and a Transfer Agreement, dated as of June 28, 1996, between AmerUs Bank and Boatmen's, as trustee of the AB Trust, the AB Trust acquired such loans from AmerUs Bank, and paid a purchase price of $46,754,914, the par value of the loans. Under the Pooling and Servicing Agreement AmerUs Bank acts as the servicer of the loans and receives a servicing fee equivalent to the amount of all interest collected on the loans in excess of 8.9%.

SALE OF INSURANCE POLICIES

    AmerUs Life has entered into an agreement, dated January 1, 1995, with AmerUs Investments, Inc. ("AmerUs Investments"), a wholly-owned subsidiary of AmerUs Bank, to market products of AmerUs Life. Pursuant to this agreement, AmerUs Life pays AmerUs Investments fees in the form of commissions in exchange for generating sales of such products. Total commissions paid to AmerUs Investments were $521,000 for the year ended December 31, 1996.

    AmerUs Life is also party to certain Affiliated Agent Contracts with employees of AmerUs Investments (the "Affiliated Agents") to solicit, sell and service AmerUs Life insurance products, in addition to a Servicing Agreement, dated March 1, 1992, with AmerUs Investments pursuant to which AmerUs Investments agreed to service the business sold by any Affiliated Agent and otherwise supervise its employees who are Affiliated Agents.

CAPITAL CONTRIBUTION

    During 1996, AmerUs Life made a capital contribution to or for the benefit of certain of its subsidiaries in connection with the Company's reorganization. The capital contribution consisted of cash and other property having an approximate net carrying value of $79 million. After making such capital contribution, AmerUs Life caused certain of its non-life insurance subsidiaries to be distributed to AmerUs Group, effectively separating AMHC's non-life insurance businesses from the life insurance businesses owned by the Company.

    From time to time AmerUs Life has made capital contributions to Lartnec Investment Co. ("Lartnec"). Lartnec had previously been a subsidiary of AmerUs Life, and AmerUs Financial Services, Inc. ("AFS") had previously been a subsidiary of Lartnec. During 1996, AFS was merged into Lartnec and Lartnec was then merged upstream into AmerUs Life, after which the distribution of the non-life insurance subsidiaries to AmerUs Group was effected. During 1996, AmerUs Life made capital contributions to Lartnec in the approximate total amount of $4,463,000 prior to Lartnec's liquidation.

LOANS AND CREDIT SUPPORT TO THE AMERUS AFFILIATED GROUP

    AmerUs Life has provided financing to members of the AmerUs Affiliated Group or their affiliates for various purposes. The outstanding balance of all such financings was $70.0 million as of December 31, 1996. AmerUs Life recorded interest income of $6.8 million for the year ended December 31, 1996.

    AmerUs Life has guaranteed various borrowings of members of the AmerUs Affiliated Group with an outstanding balance of approximately $7.2 million at December 31, 1996.

    AmerUs Life pledged investment securities as collateral for a bank credit facility of the AmerUs Affiliated Group. At December 31, 1996, approximately $62.0 million was outstanding under the facility and the Company had pledged approximately $88.0 million of its investment securities as collateral. AmerUs Life was released from the collateral agreement under the terms of a replacement bank credit facility entered into in February 1997.

    AmerUs Life has outstanding loan commitments to various partnerships in which API has an interest. At December 31, 1996, the outstanding loan commitments were approximately $15,500,000.

SECURITY ARRANGEMENTS FOR BANK CREDIT FACILITY

    In connection with the Company's bank credit facility (the "Bank Credit Facility"), the Company has pledged to the lenders approximately 49.9% of the common stock of AmerUs Life owned by the Company and a $50 million 9% surplus note payable to the Company by AmerUs Life. AmerUs Group has also pledged shares of the Company's Class A Common Stock owned by AmerUs Group in an amount which is limited by Iowa law and which, together with the voting shares owned by shareholders other than AmerUs Group, shall be less than 50% of the total voting shares of the Company. Under Iowa law, AMHC and AmerUs Group are prohibited from pledging shares of capital stock of the Company which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock at a shareholders' meeting of the Company. In addition, the Company is prohibited by Iowa law from pledging a majority of the shares necessary to elect the Board of Directors of AmerUs Life. AMHC and AmerUs Group have also guaranteed the indebtedness of the Company under the Bank Credit Agreement.

TRANSACTIONS WITH AFFILIATES OF DIRECTORS

    John A. Wing, a director of the Company, is Chairman and Chief Executive Officer of ABN AMRO Chicago Corporation. ABN AMRO Chicago Corporation has from time to time performed investment banking services for the Company, including assisting the Company with its subscription offering and serving as co-manager of the Company's initial public offering of its Class A Common Stock.

                                 OTHER MATTERS

    Neither the Board of Directors nor management intends to bring any matter for action at the 1997 annual meeting of shareholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

SELECTION OF AUDITORS

    The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1997. The same firm conducted the fiscal 1996 examination. The favorable vote of the holders of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting is required for shareholder ratification of this action.

    Representatives from KPMG Peat Marwick LLP will be present at the 1997 annual meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

1998 SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the 1998 annual meeting of shareholders must be received by the Company no later than December 1, 1997 in order to be considered for inclusion in the Company's 1998 Annual Meeting Proxy Statement and form of proxy to be mailed in March 1998.

    The Company's By-laws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual meeting of shareholders. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, a shareholder's notice must be delivered or mailed to and received by the Secretary of the Company at the principal office of the Company not less than thirty (30) days prior to the date of the annual meeting; provided, however, that, in the event that less than forty (40) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter that such shareholder proposes to present before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the class and number of the Company's capital stock that are beneficially owned by such shareholder and (iv) any material interest of such shareholder in such business.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO AMERUS LIFE HOLDINGS, INC., TO THE ATTENTION OF SUSAN BOE, VICE PRESIDENT FOR INVESTOR RELATIONS, 418 SIXTH AVENUE, DES MOINES, IA 50309-2407.

By Order of the Board of Directors

James A. Smallenberger

SENIOR VICE PRESIDENT
AND SECRETARY

                         AMERUS LIFE HOLDINGS, INC.

      PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 2, 1997

          The undersigned shareholder of AmerUs Life Holdings, Inc., an Iowa corporation ("the Company"), hereby appoints Roger K. Brooks, Sam C. Kalainov and James A. Smallenberger, or any of them, as the undersigned's proxy or proxies, with full power of substitution in each of them, to attend the annual meeting of shareholders of the Company to be held at the Des Moines Convention Center, 501 Grand Avenue, Des Moines, Iowa, on May 2, 1997 at 9:00 a.m., local time, and any postponement or adjournment thereof and to vote all shares of Class A Common Stock of the Company which the undersigned is entitled to vote at such meeting, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof and to transact such other business as may properly come before the meeting, revoking any proxy or proxies heretofore given. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

          IMPORTANT - this proxy must be signed and dated on the reverse side.

/x/       Please mark your
          votes as in this example.

The Board of Directors recommends a vote FOR items 1 and 2


ITEM 1-   Election of Directors

          FOR all nominees listed            WITHHELD AUTHORITY
          to the right (except as            to vote for all nominees
          marked to the contrary)            listed to the right

                  / /                              / /

NOMINEES: Malcolm Candlish, Sam C. Kalainov, John W. Norris, Jr.

-----------------------------------------------------------------
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.






                                                      For    Against    Absent
ITEM 2 - To ratify the appointment of KPMG Peat
Marwick LLP as independent auditors of the Company     / /     / /        / /
for the fiscal year ending December 31, 1997.



ITEM 3 - In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.:

Please sign name exactly as it appears. If joint tenants, both should sign. Give full title if signing as attorney, executor, administrator trustee or guardian. If a corporation, sign full corporate name by authorized officer. If a partnership, sign partnership name by authorized person.

Signature of Shareholder(s)   -----------------------------------

                              -----------------------------------

                              -----------------------------------

                              Date -------------------------, 1997